Exhibit 10.2

TAX RECEIVABLE AGREEMENT

by and among

ONESTREAM, INC.

ONESTREAM SOFTWARE LLC

and

THE MEMBERS OF ONESTREAM SOFTWARE LLC

FROM TIME TO TIME PARTY HERETO

Dated as [•], 2024

ii

iii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [ ● ], 2024, is hereby entered into by and among OneStream, Inc., a Delaware corporation (the “Corporation”), OneStream Software LLC, a Delaware limited liability company (the “LLC”), and each of the Members (as defined herein) from time to time party hereto.

RECITALS

WHEREAS, the LLC is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, each of the members of the LLC as of the date hereof owns limited liability company interests in the LLC in the form of Units (as defined herein) (such members (other than the Corporation), together with each Person that sells Units in the Secondary Purchase, each Person that holds stock of a Blocker immediately prior to the Reorganization and each other Person that becomes party hereto by satisfying the Joinder requirements, the “Members”);

WHEREAS, the Corporation is the sole managing member of the LLC;

WHEREAS, the Corporation will issue [●] shares of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) to certain purchasers in an initial public offering of its Class A Common Stock (the “IPO”);

WHEREAS, the Corporation will use a portion of the net proceeds from the IPO to acquire newly issued Units directly from the LLC, which proceeds will be used by the LLC for general company purposes;

WHEREAS, the Corporation will use a portion of the net proceeds from the IPO to acquire Units from certain Person that hold Units immediately prior to the IPO (the “Secondary Purchase”);

WHEREAS, the Operating Agreement (as defined herein) provides each Member a redemption right pursuant to which each Member may cause the LLC to redeem all or a portion of its Units from time to time for shares of Class A Common Stock or Class D Common Stock or, at the Corporation’s option, cash (a “Redemption”), subject to the Corporation’s right, in its sole discretion, to elect to effect a direct exchange of cash or shares of Class A Common Stock or Class D Common Stock for such Units between the Corporation and the applicable Member in lieu of such a Redemption (a “Direct Exchange”);

WHEREAS, the LLC and each of its Subsidiaries (as defined herein) that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (as defined herein) for the Taxable Year (as defined herein) in which any Exchange (as defined herein) occurs, which election will cause any such Exchange to result in an adjustment to the Corporation’s proportionate share of the tax basis of the assets owned by the LLC or certain of its Subsidiaries;

WHEREAS, pursuant to those certain Merger Agreements, dated as of [●], 2024, among the Corporation and the parties named therein, each Blocker and OneStream Software Holdings Corp. will merge with and into the Corporation (the “Reorganization”);

WHEREAS, the income, gain, loss, expense, deduction and other Tax items of the Corporation may be affected by (i) Basis Adjustments, (ii) Blocker NOLs, and (iii) Imputed Interest; and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments, Blocker NOLs and Imputed Interest on the liability for Covered Taxes of the Corporation.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.1. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to (i) the singular and plural, (ii) the active and passive and (iii) for defined terms that are nouns, the verified forms of the terms defined).

“Actual Interest Amount” is defined in Section 3.1(b)(vii).

“Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of the Corporation (a) appearing on Tax Returns of the Corporation (and the LLC, but only to the extent allocable to the Corporation) filed for such Taxable Year or (b) if applicable, determined in accordance with a Determination; provided, that for purposes of determining Actual Tax Liability for all U.S. state and local Covered Taxes (as well as the federal benefit relating to state and local Covered Taxes), the Corporation shall use the Assumed State and Local Tax Rate.

“Advisory Firm” means an accounting firm that is nationally recognized as being expert in Covered Tax matters, selected by the Corporation.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of Term SOFR for an Interest Period of one-month plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.4(b).

“Assumed State and Local Tax Rate” means the assumed blended maximum state and local tax rate applicable to the Corporation, based on its income tax apportionment factor for each applicable state and local jurisdiction, which shall initially be 5.06% and which may be adjusted from time to time by the Corporation in its reasonable discretion if such adjustment is necessary to take into account any change in applicable Law or any material change in (i) the apportionment factor on the Tax Returns of the Corporation in the applicable U.S. state or local jurisdiction or (ii) the U.S. state and local jurisdictions in which the Corporation is liable for Covered Taxes, in each case, from Taxable Year to Taxable Year.

“Attributable” is defined in Section 3.1(b)(i).

“Audit Committee” means the audit committee of the Board.

“Basis Adjustment” means the increase or decrease to, or Corporation’s proportionate share of, the tax basis of the Reference Assets (i) if the LLC continues to be treated as a partnership for U.S. federal tax purposes following an Exchange, under Section 734(b), 743(b), 754, 755 of the Code, in each case, or any similar provisions of U.S. state or local tax Law, and (ii) if the LLC becomes treated as an entity disregarded from its owner for U.S. federal tax purposes following an Exchange, under Section 362(a), 732 or 1012, in each case, or any similar provisions of U.S. state or local tax Law, in each case of (i) and (ii), as a result of any Exchange or any payment made under this Agreement (but not, for the avoidance of doubt, as a result of the Reorganization). Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units is to be determined as if any Pre-Exchange Transfer of such Units had not occurred, and, further, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. Any adjustments to tax basis occurring pursuant to Section 743(b) shall also refer to any new Section 743(b) adjustments with respect to the same Units that occur in tax-deferred transactions following an Exchange with respect to such Units.

“Basis Schedule” is defined in Section 2.2.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security, or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“Blocker” means KKR Americas XII (Dream) Blocker L.P., KKR Americas XII (Dream II) Blocker L.P., KKR Americas XII EEA (Dream) Blocker L.P., KKR NGT (Dream) Blocker (EEA) LP, KKR NGT (Dream) Blocker L.P., KKR Wolverine I Tax Sub LLC, KKR Dream Blocker LLC, StoneBridge Dream Offshore, Inc., K-Prime Dream Blocker LLC, Alkeon Innovation I Blocker, LLC, Alkeon Innovation II Blocker, LLC, Alkeon Innovation II, Private Series Blocker, LLC, Alkeon Innovation Lux Blocker, LLC, Alkeon Innovation Opportunity Blocker, LLC, Tidemark Fund I (OS) Blocker LLC and Tiger Global PIP 14-1 Inc.

“Blocker NOLs” means the net operating losses of any Blocker relating to taxable periods ending on or prior to IPO Date that the Corporation is entitled to utilize following the Blockers’

participation in the Reorganization and that arise out of such Blocker’s ownership of equity interests of the LLC. Notwithstanding the foregoing, the term “Blocker NOLs” shall not include any Tax attribute of a Blocker that is used to offset Covered Taxes of such Blocker, if such offset Covered Taxes are attributable to taxable periods ending on or prior to the date of the Reorganization.

“Blocker Stock” means, with respect to any Blocker, the membership interests, stock or other equity interests of such Blocker, as applicable, outstanding immediately prior to the Reorganization.

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.

“Change of Control” means the occurrence of any of the following events:

(i) any “person” or “group” within the meaning of Sections 13(d) of the Exchange Act (excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities;

(ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: individuals who, on the date the IPO is consummated, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date the IPO is consummated or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii);

(iii) (A) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or (B) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of the LLC), other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or other disposition;

(iv) there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof or (B) the voting securities of the Corporation outstanding immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(v) the Corporation ceases to be the sole managing member of the LLC.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (a) the record holders of the Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation (if any) immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions or (b) in the case of the foregoing clauses (i) or (iv), Representative is the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote (or, in the case of a transaction described in the foregoing clause (iv), more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof).

“Class A Common Stock” is defined in the recitals to this Agreement.

“Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Corporation.

“Class C Common Stock” means the shares of Class C common stock, par value $0.0001 per share, of the Corporation.

“Class D Common Stock” means the shares of Class D common stock, par value $0.0001 per share, of the Corporation.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble to this Agreement.

“Covered Tax Benefit” is defined in Section 3.3(a) of this Agreement.

“Covered Taxes” means any U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest and penalties imposed in respect thereof under applicable Law.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii).

“Default Rate” means a per annum rate of the Agreed Rate plus 500 basis points.

“Default Rate Interest” is defined in Section 5.2.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any similar provisions of U.S. state or local tax Law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Direct Exchange” is defined in the recitals to this Agreement.

“Early Termination Effective Date” means (i) with respect to an early termination pursuant to Section 4.1(a), the date an Early Termination Notice is delivered, (ii) with respect to an early termination pursuant to Section 4.1(b), the date of the applicable Change of Control and (iii) with respect to an early termination pursuant to Section 4.1(c), the date of the applicable Material Breach.

“Early Termination Notice” is defined in Section 4.2(a).

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Reference Date” is defined in Section 4.2(b).

“Early Termination Schedule” is defined in Section 4.2(b).

“Exchange” means any (i) Direct Exchange, (ii) Redemption, (iii) other purchase (as determined for U.S. federal income tax purposes) of Units by the Corporation (including a purchase by the LLC deemed or treated as a purchase by the Corporation under Section 707(a) of the Code) from a Member, including the Secondary Purchase, or (iv) distribution (including a deemed distribution) by the LLC to a Member that results in a Basis Adjustment.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.8(a).

“Final Payment Date” means any date on which a Payment is required to be made pursuant to this Agreement. The Final Payment Date in respect of (i) a Tax Benefit Payment is determined pursuant to Section 3.1(a) and (ii) an Early Termination Payment is determined pursuant to Section 4.3(a).

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation (and the LLC, but only to the extent allocable to the Corporation) that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability but (i) calculating depreciation, amortization or other similar deductions, or otherwise calculating any items of income, gain or loss, using the Corporation’s proportionate share of the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto, for such Taxable Year, (ii) excluding any deduction attributable to Imputed Interest, Actual Interest Amounts, or Default Rate Interest for such Taxable Year and (iii) excluding any Blocker NOLs; provided, that for purposes of determining the Hypothetical Tax Liability, the combined tax rate for U.S. state and local Covered Taxes (but not, for the avoidance of doubt, federal Covered Taxes) shall be the Assumed State and Local Tax Rate. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to any of the items described in clauses (i), (ii) or (iii) of the previous sentence.

“Imputed Interest” means any interest imputed under Section 483, 1272 or 1274 or any other provision of the Code or any similar provisions of U.S. state or local tax Law with respect to the Corporation’s payment obligations under this Agreement.

“Independent Directors” means the members of the Board who are “independent” under Rule 10A-3 under the Exchange Act and the standards of the principal U.S. securities exchange on which the Class A Common Stock is traded or quoted.

“Interest Period” means, with respect to any determination of Term SOFR, the period commencing on the date of determination and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided that (x) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (y) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“IPO” if defined in the recitals to this Agreement.

“IPO Date” means the closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.5(b).

“Law” means all laws, statutes, ordinances, rules and regulations of the U.S., any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.

“LLC” is defined in the preamble to this Agreement.

“LLC Group” means the LLC and each of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for applicable tax purposes (but excluding any such Subsidiary that is directly or indirectly held by any entity treated as a corporation for applicable tax purposes (other than the Corporation)).

“Market Value” means the Common Unit Redemption Price, as defined in the Operating Agreement.

“Material Breach” means the (i) material breach by the Corporation of a material obligation under this Agreement that cannot be cured or has not been cured within twenty (20) Business Days after the Corporation receives notice thereof from any Member or (ii) the rejection of this Agreement by operation of law in a case commenced in bankruptcy or otherwise.

“Members” is defined in the recitals to this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b)(ii).

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” is defined in Section 2.4(a).

“Operating Agreement” means that certain Sixth Amended and Restated Limited Liability Company Agreement of the LLC, dated as of the date hereof, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Payment” means any Tax Benefit Payment or Early Termination Payment and in each case, unless otherwise specified, refers to the entire amount of such Payment or any portion thereof.

“Permitted Transfer” means the Transfer of Units by a holder of Units to any Transferee as permitted by the Operating Agreement.

“Permitted Transferee” means a holder of Units pursuant to a Permitted Transfer.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Units (including upon the death of a Member) (i) that occurs after the IPO but prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” is defined in Section 3.1(b)(iv).

“Realized Tax Detriment” is defined in Section 3.1(b)(v).

“Reconciliation Dispute” is defined in Section 7.8(a).

“Reconciliation Procedures” is defined in Section 7.8(a).

“Redemption” is defined in the recitals to this Agreement.

“Reference Asset” means any asset of any member of the LLC Group at the time of an Exchange. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including any “substituted basis property” within the meaning of Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Reorganization” is defined in the recitals to this Agreement.

“Replacement Rate” is defined in Section 7.17.

“Representative” means initially, [●], and thereafter, that Member or committee of Members determined from time to time by a plurality vote of the Members ratably in accordance with their right to receive Early Termination Payments under this Agreement determined as if all Members directly holding Common Units had fully Exchanged their Common Units for shares of Class A Common Stock, Class D Common Stock or other consideration and the Corporation had exercised its right of early termination on the date of the most recent Exchange.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, and (iii) an Early Termination Schedule and, in each case, any amendments thereto.

“Secondary Purchase” is defined in the recitals to this Agreement.

“Senior Obligations” is defined in Section 5.1.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means 0.10% per annum for an Interest Period of one-month’s duration.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such other Person.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of the Corporation that is treated as a corporation for U.S. federal income tax purposes.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any schedules or other attachments thereto), including any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or any comparable provisions of U.S. state or local tax Law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is filed), ending on or after the date of the Effective Time.

“Taxing Authority” means any national, federal, state, county, municipal or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Term SOFR” means, with respect to any Interest Period, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; provided that if the Term SOFR determined pursuant to the foregoing would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Corporation) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Corporation from time to time).

“Transfer” has the meaning set forth in the Operating Agreement and the terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) and as in effect for the relevant taxable period.

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“Units” means Common Units, as defined in the Operating Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(i) subject to clause (ii) below, in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments, the Imputed Interest, and Blocker NOLs during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(ii) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable Law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into Law and the taxable income of the Corporation will be subject to such maximum applicable tax rates for each Covered Tax; provided that, the combined U.S. state and local income tax rates shall be the Assumed State and Local Tax Rate applicable to the Taxable Year that includes the Early Termination Effective Date;

(iii) any loss carryovers or carrybacks or disallowed interest expense (without duplication) generated by any Basis Adjustment, Blocker NOLs or Imputed Interest (including any such Basis Adjustment or Imputed Interest generated as a result of payments made or deemed to be made under this Agreement) and available (taking into account any known and applicable limitations) as of the Early Termination Effective Date will be used by the Corporation ratably from such Early Termination Effective Date through (A) the scheduled expiration date of such Blocker NOLs and/or loss carryovers (if any) or (B) if there is no such scheduled expiration, then the Taxable Year that includes the fifth (5th) anniversary of the Early Termination Effective Date (by way of example, if on the Early Termination Effective Date the Corporation had $100 of net operating losses that is scheduled to expire in 10 years, $10 of such net operating losses would be used in each of the 10 consecutive Taxable Years beginning in the Taxable Year that includes such Early Termination Effective Date);

(iv) any non-amortizable assets (other than Subsidiary Stock) will be disposed of on the fifteenth (15th) anniversary of the Early Termination Effective Date; provided that, in the event of a Change of Control that includes the direct sale of any non-amortizable assets, such non-amortizable assets shall be disposed of at the time of the direct sale of the relevant assets in such Change of Control for such price;

(v) any Subsidiary Stock will be deemed never to be disposed of except if Subsidiary Stock is directly disposed of in the Change of Control;

(vi) if, on the Early Termination Effective Date, any Member has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value of the shares of Class A Common Stock (or Class D Common Stock, the Market Value of which shall be deemed equal to that of Class A Common Stock for this purpose) or the amount of cash that would be received by such Member, had such Units actually been Exchanged on the Early Termination Effective Date; and

(vii) any future payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed, excluding any extensions.

“Voluntary Early Termination” is defined in Section 4.2(a).

Section 1.2. Rules of Construction. Unless otherwise specified herein:

(a) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii) Unless specified otherwise, references to an Article, Section or clause refer to the appropriate Article, Section or clause in this Agreement.

(iii) References to dollars or “S” refer to the lawful currency of the U.S.

(iv) The terms “include” or “including” are by way of example and not limitation and shall be deemed followed by the words “without limitation”.

(v) The term “or”, when used in a list of two or more items, means “and/or” and may indicate any combination of the items.

(vi) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(d) Unless otherwise expressly provided herein, (i) references to organizational documents (including the Operating Agreement), agreements (including this Agreement) and other contractual instruments means such organization documents, agreements and other contractual instruments as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof, and (ii) references to any Law (including the Code and the Treasury Regulations) include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II
Determination of Realized Tax Benefit

Section 2.1. Basis Adjustments; LLC 754 Election.

(a) Basis Adjustments. The Parties acknowledge and agree that (i) each Redemption using cash, Class A Common Stock or Class D Common Stock contributed to the LLC by the Corporation shall be treated as a direct purchase of Units by the Corporation from the applicable Member pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable U.S. state or local tax Law) (i.e., equivalent to a Direct Exchange) and (ii) each (A) Exchange and (B) payment made by the Corporation under this Agreement to a Member in connection with an Exchange will give rise to Basis Adjustments. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent that such payments are treated as deductible interest for U.S. federal income tax purposes or as other than consideration for Units for U.S. federal income tax purposes.

(b) LLC Section 754 Election. In its capacity as the sole Manager (as defined in the Operating Agreement), the Corporation shall cause the LLC and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election under Section 754 of the Code (or any similar provisions of applicable U.S. state or local tax Law) for each Taxable Year in which an Exchange occurs and with respect to which the Corporation has obligations under this Agreement, including for the Taxable Year that includes the date hereof. The Corporation shall take commercially reasonable efforts to cause each Person in which the LLC owns a direct or indirect equity interest (other than a Subsidiary) and that is treated as a partnership for U.S. federal income tax purposes to have in effect any such election for each Taxable Year.

Section 2.2. Basis Schedules. Within one hundred twenty (120) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to Representative a schedule showing, in reasonable detail as necessary in order to understand and as necessary to perform the calculations required by this Agreement, (a) the Non-Adjusted Tax Basis of the Reference Assets as of each applicable Exchange Date, (b) the Basis Adjustments to the Reference Assets for such Taxable Year, (c) the periods over which the Reference Assets are amortizable or depreciable, (d) the Blocker NOLs of each Blocker for the Taxable Year and (d) the period over which each Basis Adjustment is amortizable or depreciable (such schedule, a “Basis Schedule”). A Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

Section 2.3. Tax Benefit Schedules.

(a) Tax Benefit Schedule. Within one hundred twenty (120) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to Representative a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). For the avoidance of doubt, any Tax Benefit Schedule shall include the applied Assumed State and Local Tax Rate and describe any basis for any change in the Assumed State and Local Tax Rate from the rate specified herein. A Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b) Applicable Principles. Subject to the provisions of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of the Corporation for such Taxable Year attributable to the Basis Adjustments, Imputed Interest, Blocker NOLs, Actual Interest Amounts and Default Rate Interest as determined using a “with and without” methodology described in Section 2.4(a). Carryovers or carrybacks of any tax item attributable to any Basis Adjustment, Imputed Interest, Blocker NOLs, Actual Interest Amounts, and Default Rate Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations, and the appropriate provisions of U.S. state and local tax Law, governing the use, limitation or expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to a Basis Adjustment, Imputed Interest, Blocker NOLs, Actual Interest Amounts and Default Rate Interest (a “TRA Portion”) and another portion that is not (a “Non‑TRA Portion”), (i) the amount of any Non-TRA Portion shall be deemed to be utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)) and (ii) such portions shall be considered to be used in accordance with the “with and without” methodology, and in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the Realized Tax Benefit or Realized Tax Detriment calculation made in the prior Taxable Year. The Parties agree that all Tax Benefit Payments attributable to an Exchange will, to the extent permitted by applicable Law, (A) be treated as subsequent upward purchase price adjustments with respect to the relevant Units purchased by the Corporation from the applicable Members and (B) give rise to further Basis Adjustments for the Corporation in the year of payment, and as a result, such additional Basis Adjustments will be incorporated into the calculations contemplated hereunder for such Taxable Year and into future Taxable Years, as appropriate, continuing until any incremental Basis Adjustments are immaterial as reasonably determined by the Corporation and Representative. The Parties further acknowledge and agree that all Tax Benefit Payments attributable to Blocker NOLs will, to the extent permitted by applicable Law, be treated as additional consideration received by each applicable Member that held stock of the applicable Blocker immediately prior to the Reorganization pursuant to the Reorganization.

Section 2.4. Procedures; Amendments.

(a) Procedures. Each time the Corporation delivers a Schedule to Representative under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), the Corporation shall, with respect to such Schedule, also (i) deliver supporting schedules and work papers, as determined by the Corporation or as reasonably requested by Representative, that provide a reasonable level of detail regarding relevant data and calculations that were relevant for purposes of preparing the Schedule and (ii) allow Representative and its respective advisors to have reasonable access to the appropriate representatives, as determined by the Corporation or as reasonably requested by Representative, at the Corporation or at the Advisory Firm in connection with a review of relevant information. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to Representative, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculations of the Actual Tax Liability for the relevant Taxable Year (the “with” calculation) and the Hypothetical Tax Liability for such Taxable Year (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. A Schedule will become final and binding on the Parties thirty (30) calendar days from the date on which Representative first received the applicable Schedule unless Representative, within such period, provides the Corporation with written notice of a material objection (made in good faith) to such Schedule and sets forth in reasonable detail the material objection(s) (an “Objection Notice”) or Representative provides a written waiver to the Corporation of its right to give an Objection Notice within such period, in which case such Schedule becomes final and binding on the date the Corporation has received waivers from Representative. If the Parties, for any reason, are unable to resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Objection Notice, the Corporation and Representative, as applicable, shall employ the Reconciliation Procedures described in Section 7.8 and the finalization of the Schedule will be conducted in accordance therewith.

(b) Amended Schedule. A Schedule (other than an Early Termination Schedule) for any Taxable Year may only and shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in such Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date such Schedule was originally provided to Representative, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryover or carryback of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (any such Schedule in its amended form, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to Representative at the earlier of (a) within one hundred twenty (120) calendar days of the occurrence of an event referred to in any of clauses (i) through (vi) of the preceding sentence or (b) when the Corporation delivers the next Basis Schedule after the occurrence of an event described in clauses (i) through (vi) (or, in the sole discretion of the Corporation, at an earlier date), and the delivery and finalization of any such Amended Schedule shall, for the avoidance of doubt, be subject to the procedures described in Section 2.4(a). In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.4(a) or, if applicable, Section 7.8, the Amended Schedule shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs; provided, that with respect to any Amended Schedule relating to an event described in clauses (ii), (iii) and (v), such calculation shall compute the Interest Amount in accordance with Section 3.1(b)(vi), and with respect to all Amended Schedules, the Final Payment Date for purposes of computing the Interest Amount and any Default Rate Interest shall be five (5) Business Days following the date on which such Amended Schedule becomes final in accordance with Section 2.4(a).

ARTICLE III
Tax Benefit Payments

Section 3.1. Timing and Amount of Tax Benefit Payments.

(a) Timing of Payments. Subject to Section 3.2 and Section 3.3, by the date that is ten (10) Business Days following the date on which each Tax Benefit Schedule or Amended Schedule becomes final in accordance with Section 2.4(a), Section 2.4(b) or Section 7.8, if applicable (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), the Corporation shall pay in full to each relevant Member the Tax Benefit Payment as determined pursuant to Section 3.1(b) for the applicable Taxable Year. Each such Tax Benefit Payment shall be made by wire transfer or other electronic payment method of immediately available funds to a bank account or accounts designated by such Member. Without limiting the Corporation’s ability to make offsets against Tax Benefit Payments to the extent permitted under Section 3.4 or Section 7.8, no Member shall be required under any circumstances to return any Payment or any Default Rate Interest paid by the Corporation to such Member.

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any Member means an amount, not less than zero, equal to the sum of the Net Tax Benefit that is Attributable to such Member and the Interest Amount. No Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including any estimated U.S. federal income tax payments.

(i) Attributable. A Net Tax Benefit (and related Realized Tax Benefit) is “Attributable” to a Member to the extent that it is derived from any Basis Adjustment, Imputed Interest, Actual Interest Amount or Default Rate Interest arising as a result of an Exchange undertaken by or with respect to such Member or derived from any Blocker NOLs relating to the Blocker acquired (via merger) from such Member.

(ii) Net Tax Benefit. The “Net Tax Benefit” with respect to a Member for a Taxable Year equals the amount of the excess, if any, of (A) the sum of (i) 85% of the Cumulative Net Realized Tax Benefit Attributable to such Member that is derived from Blocker NOLs as of the end of such Taxable Year, plus (ii) 85% of the Cumulative Net Realized Tax Benefit Attributable to such Member (other than the Cumulative Net Realized Tax Benefit Attributable to such Member that is derived from Blocker NOLs) as of the end of such Taxable Year over (B) the aggregate amount of all Tax Benefit Payments previously made to such Member under this Section 3.1 (excluding payments attributable to Interest Amounts).

(iii) Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iv) Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability (and the corresponding portion of the Hypothetical Tax Liability) shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v) Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability (and the corresponding portion of the Hypothetical Tax Liability) shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi) Imputed Interest. The parties acknowledge that a portion of any Net Tax Benefit payable by the Corporation to a Member under this Agreement is to be treated as Imputed Interest. For the avoidance of doubt, the deduction for the amount of Imputed Interest as determined with respect to any Net Tax Benefit payable by the Corporation to a Member shall be excluded in determining the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(vii) Actual Interest Amount. The “Actual Interest Amount” in respect of a Member equals interest on the unpaid amount of the Net Tax Benefit with respect to such Member for a Taxable Year, calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the earlier of (A) the date on which no remaining Tax Benefit Payment to the Member is due in respect of such Net Tax Benefit and (B) the applicable Final Payment Date.

(viii) The Parties acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, unless the applicable Member notifies the Corporation otherwise, the stated maximum selling price (within the meaning of Treasury Regulation §15A.453-1(c)(2)) with respect to any transfer of Units by a Member pursuant to an Exchange shall not exceed 150% of the value of the Class A Common Stock or Class D Common Stock or the amount of cash or other property delivered to the Member, in each case, in the Exchange, and the aggregate Payments under this Agreement to such Member with respect to such Exchange (other than amounts accounted for as interest under the Code) shall not exceed the amount described in this sentence.

(c) Interest. The parties intend that interest will effectively accrue in respect of the Net Tax Benefit for any Taxable Year as follows:

(i) first, at the applicable rate used to determine the amount of Imputed Interest under the Code (from the relevant Exchange Date until the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year and, if required under applicable law, through the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a));

(ii) second, at the Agreed Rate (from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a)); and

(iii) third, at the Default Rate (from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes the relevant Tax Benefit Payment to a Member).

Section 3.2. No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement. The provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent.

Section 3.3. Pro-Ration of Payments as Between the Members.

(a) Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate Net Tax Benefits with respect to the Basis Adjustments, Actual Interest Amounts, Blocker NOLs, Default Rate Interest, and Imputed Interest (collectively, the “Covered Tax Benefit”) (in each case, without regard to the Taxable Year of origination) is limited in a particular Taxable Year because the Corporation does not have sufficient Actual Taxable Income, then the available Covered Tax Benefit for the Corporation shall be allocated among the Members in proportion to the respective Tax Benefit Payment that would have been payable if the Corporation had sufficient Actual Taxable Income. For example, if the Corporation had $200 of potential Covered Tax Benefits with respect to the Basis Adjustments and Imputed Interest in a particular Taxable Year (with $50 of such Covered Tax Benefits attributable to Member A and $150 attributable to Member B), such that Member A would have been entitled to a Tax Benefit Payment of $42.50 and Member B would have been entitled to a Tax Benefit Payment of $127.50 if the Corporation had sufficient Actual Taxable Income, and if the Corporation instead had insufficient Actual Taxable Income in such Taxable Year, such that the Covered Tax Benefit was limited to $100, then $25 of the aggregate $100 actual Covered Tax Benefit for the Corporation for such Taxable Year would be allocated to Member A and $75 would be allocated to Member B, such that Member A would receive a Tax Benefit Payment of $21.25 and Member B would receive a Tax Benefit Payment of $63.75.

(b) Late Payments. If for any reason the Corporation is not able to fully satisfy its payment obligations to make all Tax Benefit Payments due in respect of a particular Taxable Year, then (i) Default Rate Interest will accrue pursuant to Section 5.2, (ii) the Corporation shall pay the available amount of such Tax Benefit Payments (and any applicable Default Rate Interest) in respect of such Taxable Year to each Member pro rata in line with Section 3.3(a) and (iii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments (and any applicable Default Rate Interest) to all Members in respect of all prior Taxable Years have been made in full.

Section 3.4. Overpayments. Subject to the procedures described in Section 2.4(a), to the extent the Corporation makes a payment to a Member in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such Member in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such Member shall not receive further payments under Section 3.1(a) until such Member has foregone an amount of payments equal to such excess; provided, that for the avoidance of the doubt, no Member shall be required to return any Payment or any Default Rate Interest paid by the Corporation to such Member.

Section 3.5. Optional Estimated Tax Benefit Payment Procedure. As long as the Corporation is current in respect of its payment obligations owed to each Member pursuant to this Agreement and there are no delinquent Tax Benefit Payments (including interest thereon) outstanding in respect of prior Taxable Years for any Member, the Corporation may, at any time on or after the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for a Taxable Year and at the Corporation’s option, in its sole discretion, make one or more estimated payments to the Members in respect of any anticipated amounts to be owed with respect to a Taxable Year to the Members pursuant to Section 3.1 of this Agreement (any such estimated payments referred to as an “Estimated Tax Benefit Payment”); provided that any Estimated Tax Benefit Payment made to a Member pursuant to this Section 3.5 is matched by a proportionately equal Estimated Tax Benefit Payment to all other Members then entitled to a Tax Benefit Payment. Any Estimated Tax Benefit Payment made under this Section 3.5 shall be paid by the Corporation to the Members and applied against the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1. The payment of an Estimated Tax Benefit Payment by the Corporation to the Members pursuant to this Section 3.5 shall also terminate the obligation of the Corporation to make payment of any Actual Interest Amount that might have otherwise accrued with respect to the proportionate amount of the Tax Benefit Payment that is being paid in advance of the applicable Tax Benefit Schedule being finalized pursuant to Section 2.4. Upon the making of any Estimated Tax Benefit Payment pursuant to this Section 3.5, the amount of such Estimated Tax Benefit Payment shall first be applied to any estimated Actual Interest Amount, then to Imputed Interest, and then applied to the remaining residual amount of the Tax Benefit Payment to be made pursuant to Section 3.1. In determining the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1, and for purposes of finalizing the Tax Benefit Schedule pursuant to Section 2.3(a), the amount of any Estimated Tax Benefit Payments that may have been made with respect to the Taxable Year shall be increased, if the finally determined Tax Benefit Payment for a Taxable Year exceeds the Estimated Tax Benefit Payments made for such Taxable Year, with such increase being paid by the Corporation to the Members along with an appropriate Actual Interest Amount in respect of the amount of such increase (a “True-Up”). If the Estimated Tax Benefit Payment to a Member for a Taxable Year exceeds the finally determined Tax Benefit Payment to the Member for such Taxable Year, such excess, along with an appropriate Actual Interest Amount in respect of such excess (being charged by the Corporation to the Member), shall be applied to reduce the amount of any subsequent future Tax Benefit Payments (including Estimated Tax Benefit Payments, if any) to be paid by the Corporation to such Member.

As of the date on which any Estimated Tax Benefit Payments are made, and as of the date on which any True-Up is made, all such payments shall be made in the same manner and subject to the same terms and conditions as otherwise contemplated by Section 3.1 and all other applicable terms of this Agreement. For the avoidance of doubt, as is the case with Tax Benefit Payments made by the Corporation to the Members pursuant to Section 3.1, the amount of any Estimated Tax Benefit Payments made pursuant to this Section 3.5 that are attributable to (i) an Exchange shall also be treated, in part, as subsequent upward purchase price adjustments that give rise to Basis Adjustments in the Taxable Year of payment to the extent permitted by applicable law and as of the date on which such payments are made; provided that any additional Basis Adjustments arising from an Estimated Tax Benefit Payment will be determined on an iterative basis continuing until any incremental Basis Adjustments are immaterial as reasonably determined by the Corporation and Representative; and (ii) Blocker NOLs will, to the extent permitted by applicable Law, be treated as additional consideration received by each applicable Member that held stock of the applicable Blocker immediately prior to the Reorganization pursuant to the Reorganization.

ARTICLE IV
Termination

Section 4.1. Early Termination of Agreement; Acceleration Events.

(a) Corporation’s Early Termination Right. With the written approval of a majority of the Independent Directors, the Corporation may terminate this Agreement, as and to the extent provided herein, by paying in full each and every Member the Early Termination Payment (along with any applicable Default Rate Interest) due to such Member.

(b) Acceleration upon Change of Control. In the event of a Change of Control, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Change of Control) shall become due and payable in accordance with Section 4.3 and this Agreement shall terminate, as and to the extent provided herein.

(c) Acceleration upon Breach of Agreement. In the event of a Material Breach, unless otherwise waived in writing by Representative, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Material Breach) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein. Subject to the next sentence, the Corporation’s failure to make a Payment (along with any applicable Default Rate Interest) within ninety (90) calendar days of the applicable Final Payment Date (except for all or a portion of such Payment that is being validly disputed in good faith under this Agreement, and then only with respect to the amount in dispute) shall be deemed to constitute a Material Breach. To the extent that any Tax Benefit Payment is not made by the date that is ninety (90) calendar days after the relevant Final Payment Date because the Corporation (i) is prohibited from making such payment under Section 5.1 or the terms of any agreement governing any Senior Obligations or (ii) does not have, and despite using commercially reasonable efforts cannot obtain, sufficient funds to make such payment, such failure will not constitute a Material Breach; provided that (A) such payment obligation nevertheless will accrue for the benefit of the Members, (B) the Corporation shall promptly (and in any event, within twenty (20) Business Days) pay the entirety of the unpaid amount (along with any applicable Default Rate Interest) once the Corporation is not prohibited from making such payment under Section 5.1 or the terms of the agreements governing the Senior Obligations and the Corporation has sufficient funds to make such payment and (C) the failure of the Corporation to take actions contemplated in clause (B) will constitute a Material Breach; provided further that that the interest provisions of Section 5.2 shall apply to such late payment, but, if such a failure of the Corporation to make a payment is the result of the Corporation being prohibited from making such payment under Section 5.1 or the terms of any agreement governing any Senior Obligations, the Default Rate shall be replaced by the Agreed Rate. It shall be a Material Breach if the Corporation makes any distribution of cash or other property (other than shares of Class A Common Stock) to its stockholders or uses cash or other property to repurchase any capital stock of the Corporation (including Class A Common Stock), in each case, before (x) all Tax Benefit Payments (along with any applicable Default Rate Interest) that are due and payable as of the date the Corporation enters into a binding commitment to make such distribution or repurchase have been paid or (y) sufficient funds for the payment of all Tax Benefit Payments (along with any applicable Default Rate Interest) that are due and payable on the date of the distribution or repurchase have been reserved therefor. The Corporation shall use commercially reasonable efforts to (1) obtain sufficient available funds for the purpose of making Tax Benefit Payments under this Agreement and (2) avoid entering into any agreements that could be reasonably anticipated to materially delay the timing of the making of any Tax Benefit Payments under this Agreement.

(d) In the case of a termination pursuant to any of the foregoing paragraphs (a), (b) or (c), upon the Corporation’s payment in full of the Early Termination Payment (along with any applicable Default Rate Interest) to each Member, the Corporation shall have no further payment obligations under this Agreement other than with respect to any Tax Benefit Payments (along with any applicable Default Rate Interest) in respect of any Taxable Year ending prior to the Early Termination Effective Date, and such payment obligations shall survive the termination of, and be calculated and paid in accordance with, this Agreement. If an Exchange subsequently occurs with respect to Units for which the Corporation has paid the Early Termination Payment in full, the Corporation shall have no obligations under this Agreement with respect to such Exchange.

Section 4.2. Early Termination Notice.

(a) If (i) the Corporation chooses to exercise its termination right under Section 4.1(a) (“Voluntary Early Termination”), (ii) a Change of Control has or is reasonably expected to occur or (iii) a Material Breach occurs, the Corporation shall, in each case, deliver to Representative a reasonably detailed notice of the Corporation’s decision to exercise such right or the occurrence of such event, as applicable (an “Early Termination Notice”). In the case of an Early Termination Notice delivered with respect to a Voluntary Early Termination, the Corporation may withdraw such Early Termination Notice and rescind its Voluntary Early Termination at any time prior to the time at which any Early Termination Payment is paid.

(b) The Corporation shall deliver a schedule showing in reasonable detail the calculation of the Early Termination Payment (an “Early Termination Schedule”) (i) simultaneously with the delivery of an Early Termination Notice or (ii) in the case of a termination pursuant to Section 4.1(b) or Section 4.1(c), as soon as reasonably practicable following the occurrence of the Change of Control or Material Breach giving rise to such termination. For the avoidance of doubt, the procedures set forth in Section 2.4(a) shall apply with respect to an Early Termination Schedule. The date on which such Early Termination Schedule becomes final in accordance with Section 2.4(a) shall be the “Early Termination Reference Date”.

Section 4.3. Payment upon Early Termination.

(a) Timing of Payment. By the date that is ten (10) Business Days after the Early Termination Reference Date (such date, the “Final Payment Date” in respect of the Early Termination Payment), the Corporation shall pay in full to each Member an amount equal to the Early Termination Payment Attributable to such Member. Such Early Termination Payment shall be made by the Corporation by wire transfer or other electronic payment method of immediately available funds to a bank account or accounts designated by the applicable Member.

(b) Amount of Payment. The “Early Termination Payment” payable to a Member pursuant to Section 4.3(a) shall equal the present value, discounted at the Agreed Rate and determined as of the Early Termination Reference Date, of all Tax Benefit Payments (other than any Tax Benefit Payments in respect of Taxable Years ending prior to the Early Termination Effective Date) that would be required to be paid by the Corporation to such Member, beginning from the Early Termination Effective Date and using the Valuation Assumptions. For the avoidance of doubt, an Early Termination Payment shall be made to each Member in accordance with this Agreement, regardless of whether such Member has Exchanged all of its Units as of the Early Termination Effective Date.

ARTICLE V
Subordination and Late Payments

Section 5.1. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Payment required to be made by the Corporation to the Members under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations owed in respect of indebtedness for borrowed money of the Corporation (but excluding, for the avoidance of doubt, any trade payables, intercompany debt or other similar obligations) (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future obligations of the Corporation that are not Senior Obligations. To the extent that any Payment is not permitted to be made when due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such Payment nevertheless shall accrue for the benefit of the Members and the Corporation shall make such Payment at the first opportunity that such Payment is permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2. Late Payments by the Corporation. Subject to the proviso in the third sentence of Section 4.1(c), the amount of any Payment not made to any Member by the applicable Final Payment Date shall be payable together with “Default Rate Interest”, calculated at the Default Rate and accruing on the amount of the unpaid Payment from the applicable Final Payment Date until the date on which the Corporation makes such Payment to such Member; provided, further, that if any unpaid portion of any Tax Benefit Payment is the subject of a Reconciliation Dispute and is finally determined in such Reconciliation Dispute to be due and payable, then interest shall accrue on such unpaid portion at the Default Rate (in place of the Agreed Rate) from the date that is thirty (30) days following the due date for the applicable Tax Benefit Schedule until the date of actual payment.

ARTICLE VI
Tax Matters; Consistency; Cooperation

Section 6.1. Participation in the Corporation’s and the LLC’s Tax Matters. Except as otherwise provided herein or in Article IX of the Operating Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation or the LLC, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to taxes; provided, however, that the Corporation shall not settle any issue pertaining to Covered Taxes that is reasonably expected to adversely affect the rights and obligations of a Member under this Agreement in any material respect without the consent of Representative, such consent not to be unreasonably withheld or delayed. If Representative fails to respond to any notice with respect to the settlement of any such issue within thirty (30) days of its receipt of the applicable notice, Representative shall be deemed to have consented to the proposed settlement or other disposition. Notwithstanding the foregoing, the Corporation shall notify Representative of, and keep it reasonably informed with respect to, the portion of any audit by any Taxing Authority of the Corporation, the LLC or any of the LLC’s Subsidiaries, the outcome of which is reasonably expected to materially adversely affect the Members’ rights and obligations under this Agreement, and Representative shall have the right to participate in and to monitor at its own expense (but not to control) any such portion of any such audit; provided, that neither the Corporation nor the LLC shall be required to take any action, or refrain from taking any action, that is a violation of any provision of the Operating Agreement.

Section 6.2. Consistency. Except upon the written advice of the Advisory Firm and except for items that are explicitly described as “deemed” or treated in a similar manner by the terms of this Agreement, all calculations and determinations made hereunder, including any Basis Adjustments, the Schedules and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies and positions taken by the Corporation and the LLC on their respective Tax Returns. Each Member shall prepare its Tax Returns in a manner consistent with the terms of this Agreement and any related calculations or determinations made hereunder, including the terms of Section 2.1 and the Schedules provided to each such Member, except as otherwise required by Law or a Determination. If the Corporation and any Member, for any reason, are unable to successfully resolve any disagreement with respect to the foregoing within sixty (60) calendar days, the Corporation and such Member shall employ the Reconciliation Procedures under Section 7.8 or the Resolution of Dispute procedures under Section 7.7, as applicable, unless otherwise agreed by the Corporation and such Member. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit

Committee, the Parties shall cause such replacement Advisory Firm to perform its services necessitated by this Agreement using procedures and methodologies consistent with those of the previous Advisory Firm, unless otherwise required by applicable Law or a Determination or unless the Corporation and all of the Members agree to the use of other procedures and methodologies.

Section 6.3. Cooperation.

(a) Each Member, on the one hand, and the Corporation, on the other hand, shall (i) furnish to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return of or contesting or defending any related audit, examination or controversy with any Taxing Authority, or estimating any future Tax Benefit Payments hereunder (ii) make itself available to the other and its representatives to provide explanations of documents and materials and such other information as may be reasonably requested in connection with any of the matters described in clause (i) above and (iii) reasonably cooperate in connection with any such matter. Upon the request of any Member, the Corporation shall use commercially reasonable efforts to cooperate in taking any action reasonably requested by such Member in connection with its tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation.

(b) The requesting party shall reimburse the other party for any reasonable and documented out-of-pocket third-party costs and expenses incurred by the other party pursuant to Section 6.3(a).

ARTICLE VII
Miscellaneous

Section 7.1. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and (i) delivered personally, (ii) sent by e-mail or (iii) sent by overnight courier, in each case, addressed as follows:

If to the Corporation, to:

OneStream, Inc.

362 South Street

Rochester, MI 48307

Attn:

E-mail:

with a copy (which copy shall not constitute notice) to:

Wilson, Sonsini, Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attn: Allison B. Spinner; Michael Nordtvedt

E-mail:

If to Representative, to:

[Name]

Attn:

E-mail: [Email]

with a copy (which copy shall not constitute notice) to:

[Name]

Attn:

E-mail: [Email]

If to any other Member, to the address and e-mail address specified on such Member’s signature page to the applicable Joinder.

Unless otherwise specified herein, such notices, requests, consents or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) two (2) Business Days after being sent by overnight courier. Each of the Parties shall be entitled to specify a different address by giving notice as aforesaid to each of the other Parties.

Section 7.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by e-mail transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions hereunder shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner.

Section 7.5. Right of First Refusal; Assignments; Amendments; Successors; No Waiver.

(a) Before a Member (such Member, the “Seller”) may Transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement (collectively, “TRA Interests”), to any Person (other than a Permitted Transferee), in addition to any other requirements set forth in this Agreement (including as set forth in Section 7.5(b)), Seller must comply with the following (the “Right of First Refusal”):

(i) Prior to Seller Transferring any of its TRA Interests to any Person (other than a Permitted Transferee), Seller shall deliver to the Corporation a written notice (the “Transfer Notice”) stating: (A) Seller’s bona fide intention to Transfer such TRA Interests; (B) the name, address and phone number of each proposed purchaser or other Transferee (each, a “Proposed Transferee”); (C) a description of Seller’s TRA Interests (or portion thereof) proposed to be Transferred to each Proposed Transferee (the “Offered TRA Interests”); and (D) the bona fide cash price or, in reasonable detail, other consideration for which Seller proposes to Transfer the Offered TRA Interests (the “Offered Price”).

(ii) For a period of 30 days (the “Exercise Period”) after the date on which the Transfer Notice is, pursuant to Section 7.1, deemed to have been delivered to the Corporation, the Corporation shall have the right to purchase all or any portion of the Offered TRA Interests on the terms and conditions set forth in this Section 7.5(a). In order to exercise its right hereunder, the Corporation must deliver written notice to elect to purchase to Seller within the Exercise Period. If no such written notice is given within the Exercise Period, the Corporation shall be deemed to have elected not to purchase the Offered TRA Interests.

(iii) The purchase price for the Offered TRA Interests to be purchased by the Corporation exercising its Right of First Refusal under this Agreement will be the Offered Price, and will be payable as set forth in Section 7.5(a)(iv). If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board in good faith, which determination will be binding upon the Corporation and the Seller, absent fraud or manifest error.

(iv) Subject to compliance with applicable state and federal securities laws, the Corporation and Seller shall effect the purchase and sale of all or any portion of the Offered TRA Interests, including the payment of the purchase price, within ten days after the expiration of the Exercise Period or as promptly as otherwise practicable thereafter (the “Right of First Refusal Closing”). Payment of the purchase price will be made by wire transfer to a bank account designated by Seller in writing to the Corporation at least 3 days prior to the Right of First Refusal Closing. At such Right of First Refusal Closing, Seller shall deliver to the Corporation, among other things, such documents and instruments of conveyance as may be necessary in the reasonable opinion of counsel to the Corporation to effect the Transfer of such Offered TRA Interests.

(v) If any of the Offered TRA Interests remain available after the exercise, if any, of the Corporation’s Right of First Refusal, then the Seller shall be free to transfer, subject to the general conditions to transfer set forth in Section 7.5(b), any such remaining Offered TRA Interests to the Proposed Transferee at the Offered Price set forth in the Transfer Notice; provided, however, that if the Offered TRA Interests are not so transferred during the 90-day period following the delivery of the Transfer Notice, then the Seller may not Transfer any of such remaining Offered TRA Interests without complying again in full with the provisions of this TRA Agreement.

(b) No Member may Transfer any TRA Interests to any Person (other than the Corporation or a Permitted Transferee) without the prior written consent of the Corporation (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that such Member may Transfer a TRA Interest if such Member shall have complied with Section 7.5(a) of this Agreement; provided, further that such Member may transfer a TRA Interest if such Member is transferring such interest to the Corporation; and provided, further that such Person (other than the Corporation, but including any Permitted Transferee) shall execute and deliver a Joinder agreeing to succeed to the applicable portion of such Member’s interest in this Agreement and to become a party for all purposes of this Agreement (the “Joinder Requirement”). If a Member Transfers Units in accordance with the terms of the Operating Agreement but does not assign to the Transferee of such Units its rights and obligations under this Agreement with respect to such transferred Units, (i) such Member shall remain a Member under this Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder (including any Tax Benefit Payments in respect of the Exchanges of such transferred Units by such Transferee), and (ii) the Transferee of such Units shall not be a Member for purposes of this Agreement. The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of Representative (not to be unreasonably withheld, conditioned or delayed). Any purported assignment in violation of the terms of this Section 7.5 shall be null and void.

(c) No provision of this Agreement may be amended, unless such amendment is approved in writing by each of the Corporation and by the Members who would be entitled to receive at least 50% of the total amount of the Early Termination Payments payable to all Members under this Agreement if the Corporation had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Member pursuant to this Agreement since the date of such most recent Exchange); provided that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more Members will be entitled to receive under this Agreement unless such amendment is consented to in writing by such Members disproportionately affected. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).

Section 7.6. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.7. Resolution of Disputes; Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (i) that it is and will continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (ii) that service of process may, to the fullest extent permitted by law, be made on such party in accordance with this Section 7.7(a). Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY

WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN Section 7.1 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

(b) Each Party irrevocably and unconditionally waives, to the fullest extent permitted by Law, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.7 and (ii) the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(c) Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

(d) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND WITH THE ADVICE OF ITS COUNSEL, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING, WHETHER A CLAIM, COUNTERCLAIM, CROSS-CLAIM, OR THIRD PARTY CLAIM, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 7.8. Reconciliation Procedures.

(a) In the event that the Corporation and any Member are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.4 or Section 4.2, as applicable, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the procedures described in this paragraph (the “Reconciliation Procedures”) will apply. The applicable Parties shall, within fifteen (15) calendar days of the commencement of a Reconciliation Dispute, mutually select an expert in the particular area of disagreement (the “Expert”) and submit the Reconciliation Dispute to such Expert for determination. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and such Member agree otherwise, the Expert (and its employing firm) shall not have any material relationship with the Corporation or such Member or other actual or potential conflict of interest. If the applicable Parties are unable to agree on an Expert within such 15 calendar-day time period, then the Corporation and the relevant Member shall cause the Expert to be selected by the International Chamber of Commerce Centre for Expertise, which shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the applicable Parties or other actual or potential conflict of interest. The Expert shall resolve any matter relating to (i) a Basis Schedule, Early Termination Schedule or an amendment to either within thirty (30) calendar days and (ii) a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid by the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The Expert shall finally determine any Reconciliation Dispute, and its determinations pursuant to this Section 7.8(a) shall be binding on the applicable Parties and may be entered and enforced in any court having competent jurisdiction. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.8 or a dispute within the meaning of Section 7.7 shall be decided and resolved as a Dispute subject to the procedures set forth in Section 7.7.

(b) The sum of the costs and expenses relating to (i) the engagement (and, if applicable, selection by the arbitration panel) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert shall be allocated between the Corporation, on the one hand, and the Member, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated. The Corporation may withhold payments under this Agreement to collect amounts due under the preceding sentence. Each of the Corporation and the Member shall bear its own costs and expenses incurred in the conduct of such proceeding described in Section 7.8(a) unless the Expert substantially adopts one such party’s position and awards such party reimbursement of its costs and expenses.

Section 7.9. Withholding. The Corporation and its Affiliates shall be entitled to deduct and withhold from any payment that is payable to any Member pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment by applicable Law. The Corporation shall use commercially reasonable efforts to notify each Member in writing of its (or any of its Affiliate’s) intent to deduct and withhold any applicable Taxes with respect to any payment that is payable to such Member pursuant to this Agreement prior to any such withholding, except with respect to any withholding applicable as a result of a failure by such Member to provide a valid Form W-8 or a valid Form W-9, as may be applicable; provided that if the Corporation has previously notified a Member of its intent to deduct or withhold Taxes from any payment pursuant to this Agreement, the Corporation shall not be required to provide notifications of its intent to deduct or withhold Taxes from subsequent payments to such Members on the same basis as such prior deduction or withholding was made. The Corporation shall cooperate with each Member in a commercially reasonable manner to reduce or eliminate any applicable withholding. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority by the Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant Member in respect of whom the deduction and withholding was made. Each Member shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required by applicable Law.

Section 7.10. Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax Law, then (i) the provisions hereunder shall be applied with respect to the group as a whole, and (ii) Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporation or any member of the LLC Group transfers or is deemed to transfer one or more Reference Assets to a Person treated as a corporation for U.S. federal income tax purposes (with which, in the case of the Corporation, the Corporation does not file a consolidated Tax Return pursuant to Section 1501 of the Code or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax Law), such transferor, for purposes of calculating the amount of any Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by the Corporation or the LLC Group member, as the applicable transferor, shall be equal to the fair market value of the transferred asset plus the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset. For purposes of this Section 7.10, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s applicable share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation or any member of a group described in Section 7.10(a) transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive, pursuant to a contribution described in Section 351(a) of the Code or pursuant to any other transaction to which Section 381(a) of the Code applies (other than any such reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which the Corporation or any member of the group described in Section 7.10(a) (other than any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code or other applicable Sections of the Code governing affiliated or consolidated groups), the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) pursuant to this Section 7.10(b). Notwithstanding the foregoing, with the prior written consent of the Representative (not to be unreasonably withheld, conditioned, or delayed), after the occurrence of any such transfer as described in the first sentence of this Section 7.10(b), if the Corporation takes actions to ensure that the amount to be received by the Members hereunder and the timing thereof, taking into account such actions (which actions may, at the election of the Corporation, include the payment of an additional amount to the Members), would be the same amount and timing as if such transfer described in the first sentence of this Section 7.10(b) did not occur, then this Section 7.10(b) shall not apply with respect to such transfer.

Section 7.11. Confidentiality. Section 15.02 (Confidentiality) of the Operating Agreement as in effect on the date of this Agreement shall apply mutatis mutandis to any information of the Corporation provided to the Members and their assignees pursuant to this Agreement.

Section 7.12. Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Law, a Member reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Member (or direct or indirect equity holders in such Member) in connection with any Exchange to be treated as ordinary income (other than with respect to assets described in Section 751(a) of the Code) rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such Member or any direct or indirect owner of such Member, then, at the written election of such Member in its sole discretion (in an instrument signed by such Member and delivered to the Corporation) and to the extent specified therein by such Member, this Agreement shall cease to have further effect and shall not apply to an Exchange occurring after a date specified by such Member, or may be amended in a manner reasonably determined by such Member; provided that such amendment shall not result in an increase in any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment; provided, further, that for the avoidance of doubt, such amendment shall not be treated as a termination of this Agreement that results in an Early Termination Payment obligation of the Corporation.

Section 7.13. Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any Member hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Member shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the applicable payment (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged or received by any Member exceeds the Maximum Rate, such Member may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof or (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such Member hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury Laws.

Section 7.14. Independent Nature of Rights and Obligations. The rights and obligations of each Member hereunder are several and not joint with the rights and obligations of any other Person. A Member shall not be responsible in any way for the performance of the obligations of any other Person hereunder (other than its Affiliates or representatives as described herein), nor shall a Member have the right to enforce the rights or obligations of any other Person hereunder (other than obligations of the Corporation). The obligations of a Member hereunder are solely for the benefit of, and shall be enforceable solely by, the Corporation.

Section 7.15. LLC Agreement. This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations; provided, however, that the Members that held Blocker Stock prior to the Reorganization shall not be treated as partners of the LLC for tax purposes or for purposes of this Agreement.

Section 7.16. Representative By executing this Agreement, each of the Members shall be deemed to have irrevocably appointed Representative as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such Member which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) except to the extent provided in this Agreement, receipt and forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by Representative to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) taking actions Representative is authorized to take pursuant to the other provisions of this Agreement; (vi) negotiating and compromising, on behalf of such Members, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement and executing, on behalf of such Members, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of such Members in connection with this Agreement and paying any fees related thereto on behalf of such Members, subject to reimbursement by such Members. Representative may resign upon thirty (30) days’ written notice to the Corporation.

Section 7.17. Alternate Rate of Interest If the Corporation has made the determination (such determination to be conclusive absent manifest error) that (i) Term SOFR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of Term SOFR has made a public statement identifying a specific date after which Term SOFR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporation shall (as determined by the Corporation to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace Term SOFR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporation and the LLC, as may be necessary or appropriate, in the reasonable judgment of the Corporation, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Corporation, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporation in a manner consistent with the purposes and use of SOFR in this Agreement.

Section 7.18. Confirmation of Consent. Each of the parties to this Agreement, including any Member that becomes a party by executing a Joinder, acknowledges, agrees, ratifies and consents to the Reorganization and the adoption of the Operating Agreement and any transaction contemplated thereby or related thereto notwithstanding any provision of the Fifth Amended and

Restated Operating Agreement of the LLC, dated as of April 5, 2021. To the extent not already a party thereto, any Member holding units executing this Agreement or a Joinder agrees to be bound by the terms and provisions of the Operating Agreement.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

ONESTREAM, INC., AS THE
CORPORATION

By:

Name:

Title:

ONESTREAM SOFTWARE LLC
By:	OneStream, Inc., as its sole Managing Member

By:

Name:

Title:

MEMBERS:

[•]

By:

Name:

Title:

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [ • ], 20[ • ] (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [ • ], 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”), by and among OneStream, Inc., a Delaware corporation (the “Corporation”), OneStream Software LLC, a Delaware limited liability company (the “LLC”), and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1. Joinder to the Tax Receivable Agreement. The undersigned hereby represents and warrants to the Corporation that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a Member.

2. Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a Member under the Tax Receivable Agreement and a Party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof. By executing this Joinder, the undersigned hereby acknowledges, agrees, ratifies and consents to the Reorganization and the adoption of the Operating Agreement and any transaction contemplated thereby or related thereto notwithstanding any provision of the Fifth Amended and Restated Operating Agreement of the LLC, dated as of April 5, 2021. By execution of this Joinder, the undersigned hereby agrees to be bound by the terms and provisions of the Operating Agreement.

3. Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

4. Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

E-mail:

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By:

Name:

Title:

Acknowledged and agreed
as of the date first set forth above

ONESTREAM, INC.

By:

Name:

Title: